SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2015

BENEFICIAL BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36806	47-1569198
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103

(Address of principal executive offices) (Zip Code)

(215) 864-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2015, Beneficial Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Beneficial Bank (the “Bank”), entered into employment agreements with: (1) Gerard P. Cuddy, the President and Chief Executive Officer of the Company and the Bank; and (2) Thomas D. Cestare, the Executive Vice President and Chief Financial Officer of the Company and the Bank.

In addition, on February 6, 2015, the Bank entered into executive officer change in control severance agreements with: (1) Martin F. Gallagher, Jr., the Executive Vice President and Chief Credit Officer of the Company and the Bank; (2) Joanne R. Ryder, the Executive Vice President and Director of Brand and Strategy of the Company and the Bank; and (3) Robert J. Maines, the Executive Vice President and Director of Operations of the Company and the Bank.

The agreements replace the previous employment agreements, modified employment agreements and change in control severance agreements between the executives and Beneficial Mutual Bancorp, Inc., the former parent holding company for the Bank.

A.                                    Employment Agreements

The employment agreements between the Company, the Bank and Messrs. Cuddy and Cestare each provide for a two-year term.  The agreements permit the Company and the Bank, in their sole discretion, to annually renew the term of each agreement for an additional year in connection with the executive’s annual performance review, so that the term of the employment agreement remains at two years.

The employment agreements provide for, among other things, a minimum annual base salary, eligibility to participate in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their employees, including discretionary bonuses, incentive compensation programs, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits applicable to executive personnel.

The agreements also provide for certain payments to each of the executives following the termination of his employment due to a change in control, his death, disability, or upon termination without just cause (as defined in each agreement).  Under the terms of the employment agreements, if within twelve months of a change in control of the Company, either executive voluntarily terminates (upon circumstances discussed in the agreement) or involuntarily terminates employment, the executive will be entitled to receive a lump sum severance payment equal to three times the sum of his: (1) base salary and (2) the average of the bonus paid (including performance bonuses paid under the Company’s management incentive plan) by the Company and/or the Bank to the executive for the three years preceding his termination of employment. In addition, the executive will be entitled to continued medical, dental and life insurance coverage for the executive and his dependents for 36 months following termination of employment.  Mr. Cuddy will also be entitled to continue his club memberships for 36 months following his termination of employment at no cost to him.

The employment agreements also provide that, except in the event of a change in control, each of Messrs. Cuddy and Cestare will be subject to a one-year non-compete clause in the event his employment is terminated.

B.                                    Executive Officer Change in Control Severance Agreements

The executive officer change in control severance agreements between the Bank and Messrs. Gallagher and Maines and Ms. Ryder provide that, if within twelve months of a change in control of the Company, any of the executives is involuntarily terminated or voluntarily terminates employment with the Company as a result of not being offered a comparable position (as defined in the agreements) with the Company’s successor, he or she will be entitled to receive a lump sum severance payment equal to three times the sum of his or her: (1) base salary and (2) most recent bonus paid (including performance bonuses paid under the Company’s management incentive plan) by the Company and/or the Bank. In addition, each executive will also be entitled to continued medical, dental and life insurance coverage for 36 months following termination of employment.  The agreements provide that the Company will guarantee the Bank’s obligations to each executive under his or her executive officer change in control severance agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BENEFICIAL BANCORP, INC.

Date: February 11, 2015	By:	/s/ Thomas D. Cestare
Thomas D. Cestare
Executive Vice President and
Chief Financial Officer